Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated September 10, 2009 to

Pricing Supplements No. 32, 33, 34, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between August 11, 2009 and September 9, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	71.893%	$2,875,720	August 17, 2009
$18,000,000	70.686%	$12,723,480	August 20, 2009
$5,000,000	71.329%	$3,566,450	August 25, 2009
$5,000,000	70.897%	$3,544,850	August 31, 2009

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between August 11, 2009 and September 9, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	51.454%	$514,540	August 25, 2009
$1,000,000	51.454%	$514,540	August 25, 2009
$1,000,000	51.390%	$513,900	August 26, 2009
$1,000,000	50.564%	$505,640	September 8, 2009
$2,500,000	50.381%	$1,259,525	September 9, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between August 11, 2009 and September 9, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	73.350%	$3,667,500	August 17, 2009
$4,000,000	70.368%	$2,814,720	August 25, 2009
$5,000,000	68.500%	$3,425,000	September 11, 2009
$1,000,000	68.500%	$685,000	September 11, 2009

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between August 11, 2009 and September 9, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	59.348%	$2,967,400	August 20, 2009

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between August 11, 2009 and September 9, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	86.416%	$4,320,800	August 19, 2009
$5,000,000	84.063%	$4,203,150	August 20, 2009
$4,000,000	84.063%	$3,362,520	August 20, 2009
$1,000,000	84.063%	$840,630	August 20, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$73,500,000	71.164%	$52,305,365	$2,918.64(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $116,871.86 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $113,953.22 remains available for future offerings for such pricing supplements described above.